Exhibit 99.1

News Release

Contact:             David Amy, EVP & CFO, Sinclair Broadcast Group, Inc.

                                                          (410) 568-1500

SINCLAIR BROADCAST GROUP PURCHASES NON-LICENSED ASSETS OF KFXA-TV IN CEDAR RAPIDS, IOWA

    Baltimore, MD (February 1, 2008) — Sinclair Broadcast Group, Inc. (NASDAQ: SBGI), announced today that they have purchased the non-licensed assets of KFXA-TV (FOX 28) in Cedar Rapids, Iowa for $17.1 million in cash from Second Generation of Iowa, Ltd and obtained the right to purchase the licensed assets, pending FCC approval, for $1.9 million.  Sinclair also owns KGAN-TV (CBS 2) in Cedar Rapids.

    “Today’s acquisition is an important step in ensuring the continued viability of both stations in a small market,” commented David Smith, President and CEO of Sinclair.  “This step will allow us to continue the combination of certain operations of KFXA-TV and KGAN-TV allowing us to continue to recognize the economic efficiencies necessary to provide a small market with a meaningful local news presence, a service which we believe to be of the utmost importance to the community.”

    Smith continued, “Our relationship with Second Generation has been a very positive one over the years, however, in today’s world of increased competition for advertising dollars and fragmentation of audience viewing, it is more difficult to operate a full-scale television operation in a small market without the benefit of combined efficiencies.  Although we believe that both parties have worked to manage the stations for the betterment of the Cedar Rapids marketplace, there is still more that can be done if we are permitted to acquire KFXA’s license assets.  Both parties, however, are limited as to what can be accomplished operating alone.  The purchase of KFXA-TV’s non-license assets and the eventual purchase of its license assets following FCC approval should allow us to make both stations operate more efficiently.  We expect this to be an accretive acquisition.”

    Matthew Embrescia, President of Second Generation added, “We are pleased to continue our relationship with Sinclair Broadcast Group to build value for our Fox affiliate and the community.”

    KFXA-TV has been providing sales and other non-programming related services to KGAN-TV since August 2002 under an outsourcing agreement.  As part of today’s sale agreement, Sinclair’s KGAN-TV will no longer receive such services from KFXA-TV, but will instead provide such services to KFXA-TV, while Second Generation will continue to program KFXA-TV and perform other functions as the licensee of KFXA-TV.

About Sinclair

     Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair also holds investments in various other lines of businesses.  For more information, visit the Sinclair website at www.sbgi.net.

Forward-Looking Statements:

    The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, the impact of changes in national and regional economies, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

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